CUSTODIAN CONTRACT
                                  BETWEEN
                      THE BLACKROCK INVESTMENT QUALITY
                            MUNICIPAL TRUST INC.
                                    AND
                    STATE STREET BANK AND TRUST COMPANY




           This Contract between The BlackRock Investment Quality Municipal Trust Inc., a corporation organized and existing under the laws of Maryland, having its principal place of business at 345 Park Avenue, New York, New York 10154, hereinafter called the "Fund", and State Street Bank and Trust Company, a Massachusetts trust company, having its principal place of business at 225 Franklin Street, Boston, Massachusetts, 02110, hereinafter called the "Custodian",

           WITNESSETH: That in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

 1.   Employment of Custodian and Property to be Held By It

           The Fund hereby employs the Custodian as the custodian of its assets pursuant to the provisions of the Articles of Incorporation. The Fund agrees to deliver to the Custodian all securities and cash owned by it, and all payments of income, payments of principal or capital distributions received by it with respect to all securities owned by the Fund from time to time, and the cash consideration received by it for such new or treasury shares of capital stock, $.01 par value, ("Shares") of the Fund as may be issued or sold from time to time. The Custodian shall not be responsible for any property of the Fund held or received by the Fund and not delivered to the Custodian.

           Upon receipt of "Proper Instructions" (within the meaning of Section 2.15), the Custodian shall from time to time employ one or more sub-custodians, but only in accordance with an _________ that the Custodian shall have no more or less responsibility or liability to the Fund on account of any actions or omissions of any sub-custodian so employed than any such sub-custodian has to the Custodian.

 2. Duties of the Custodian with Respect to Property of the Fund Held By the Custodian

 2.1 Holding Securities. The Custodian shall hold and physically segregate for the account of the Fund all non-cash property, including all securities owned by the Fund, other than (a) securities which are maintained pursuant to Section 2.10 in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury, collectively referred to herein as "Securities System" and (b) commercial paper of an issuer for which State Street Bank and Trust Company acts as issuing and paying agent ("Direct Paper") which is deposited and/or maintained in the Direct Paper System of the Custodian pursuant to Section 2.10A.

 2.2 Delivery of Securities. The Custodian shall release and deliver securities owned by the Fund held by the Custodian or in a Securities System account of the Custodian or in the Custodian's Direct Paper book entry system account ("Direct Paper System Account") only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

           1)   _______________ or the Fund and receipt of payment therefor;

           2) Upon the receipt of payment in connection with any repurchase agreement related to such securities entered into by the Fund;

           3) In the case of a sale effected through a Securities System, in accordance with the provisions of Section 2.10 hereof;

           4) To the depository agent in connection with tender or other similar offers for portfolio securities of the Fund;

           5) To the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

           6) To the issuer thereof, or its agent, for transfer into the name of the Fund or into the name of any nominee or nominees of the Custodian or into the name or nominee name of any agent appointed pursuant to Section 2.9 or into the name or nominee name of any sub-custodian appointed pursuant to
                Article 1; or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount such case, the new securities are to be delivered to the Custodian;

           7) Upon the sale of such securities for the account of the Fund, to the broker or its clearing agent, against a receipt, for examination in accordance with "street delivery" custom; provided that in any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian's own negligence or willful misconduct;

           8) For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

           9) In the case of warrants, rights or similar securities, the surrender thereof in the securities or the surrender of interim receipts or temporary securities for definitive securities; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

           10) For delivery in connection with any loans of securities made by the Fund, but only against receipt of adequate collateral as agreed upon from time to time by the Custodian and the Fund, which may be in the form of cash or obligations issued by the United States government, its agencies or instrumentalities, except that in connection with any loans for which collateral is to be credited to the Custodian's account in the book-entry system authorized by the U.S. Department of the Treasury, the Custodian will not be held liable or responsible for the delivery of securities owned by the Fund prior to the receipt of such collateral;

           11) For delivery as security in connection with any borrowings by the Fund requiring a pledge of assets by the Fund, but only against receipt of amounts borrowed;

           12) For delivery in accordance with the provisions of any agreement among the Fund, under the Securities Exchange Act of 1934 (the "Exchange Act") and a member of The National Association of Securities Dealers, Inc. ("NASD"), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund;

           13) For delivery in accordance with the provisions of any agreement among the Fund, the Custodian, and a Futures Commission Merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any Contract Market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Fund; and

           14) For any other proper corporate purpose, but only upon receipt of, in addition to Proper Instructions, a certified copy of a resolution of the Board of Directors or of the Executive Committee signed by an officer of the Fund and certified by the Secretary or securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom delivery of such securities shall be made.

 2.3 Registration of Securities. Securities held by the Custodian (other than bearer securities) shall be registered in the name of the Fund or in the name of any nominee of the Fund or of any nominee of the Custodian which nominee shall be assigned exclusively to the Fund, unless the Fund has authorized in writing the appointment of a nominee to be used in common with other registered investment companies having the same investment adviser as the Fund, or in the name or nominee name of any agent appointed pursuant to Section 2.9 or in the name or nominee name of any sub-custodian appointed pursuant to Article 1. All securities accepted by the Custodian on behalf of the Fund under the terms of this Contract shall be in "street name" or other good delivery form. If, however, the Fund directs the Custodian to maintain securities in "street name", the Custodian shall utilize its best efforts only to timely collect income due the Fund on such securities and to notify the Fund on a best efforts basis only of relevant corporate actions including, without limitation, pendency of calls, maturities, tender or exchange offers.

 2.4 Bank Accounts. _____________separate bank account or accounts in the name of the Fund, subject only to draft or order by the Custodian acting pursuant to the terms of this Contract, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Fund, other than cash maintained by the Fund in a bank account established and used in accordance with Rule 17f-3 under the Investment Company Act of 1940. Funds held by the Custodian for the Fund may be deposited by it to its credit as Custodian in the Banking Department of the Custodian or in such other banks or trust companies as it may in its discretion deem necessary or desirable; provided, however, that every- such bank or trust company shall be qualified to act as a custodian under the Investment Company Act of 1940 and that each such bank or trust company and the funds to be deposited with each such bank or trust company shall be approved by vote of a majority of the Board of Directors of the Fund. Such funds shall be deposited by the Custodian in its capacity as Custodian and shall be withdrawable by the Custodian only in that capacity.

 2.5 Availability of Federal Funds. Upon mutual agreement between the Fund and the Custodian, the Custodian shall, upon the receipt of Proper Instructions, make federal funds available to the Fund as of specified times agreed upon from time to time by the Fund and the Custodian in the Fund which are deposited into the Fund's account.

 2.6 Collection of Income. Subject to the provisions of Section 2.3, the Custodian shall collect on a timely basis all income and other payments with respect to registered securities held hereunder to which the Fund shall be entitled either by law or pursuant to custom in the securities business, and shall collect on a timely basis all income and other payments with respect to bearer securities if, on the date of payment by the issuer, such securities are held by the Custodian or its agent thereof and shall credit such income, as collected, to the Fund's custodian account. Without limiting the generality of the foregoing, the Custodian shall detach and present for payment all coupons and other income items requiring presentation as and when they become due and shall collect interest when due on securities held hereunder. Income due the Fund on securities loaned pursuant to the provisions of Section 2.2 (10) shall be the responsibility of the Fund. The Custodian will have no duty or responsibility in connection therewith, other than to provide the Fund with such information or data as may be necessary to assist the Fund in arranging for the timely delivery to the Custodian of the income to which the Fund is properly entitled.

 2.7 Payment of Fund Monies. Upon receipt of Proper Instructions, which may be continuing instructions when ______________ of the Fund in the following cases only:

           1) Upon the purchase of securities, options, futures contracts or options on futures contracts for the account of the Fund but only (a) against the delivery of such securities or evidence of title to such options, futures contracts or options on futures contracts to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the Investment Company Act of 1940, as amended, to act as a custodian and has been designated by the Custodian as its agent for this purpose) registered in the name of the Fund or in the name of a nominee of the Custodian referred to in Section 2.3 hereof or in proper form for transfer; (b) in the case of a purchase effected through a Securities System, in accordance with the conditions set forth in Section 2.10 hereof; (c) in the case of a purchase involving the Direct Paper System, in accordance with the conditions set forth in Section 2.10A;
                (d) in the case of repurchase agreements entered into between the Fund and the Custodian, or another bank, or a broker-dealer which is a _______________ either in certificate form or through an entry crediting the Custodian's account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the Fund of securities owned by the Custodian along with written evidence of the agreement by the Custodian to repurchase such securities from the Fund or
                (e) for transfer to a time deposit account of the Fund in any bank, whether domestic or foreign; such transfer may be effected prior to receipt of a confirmation from a broker and/or the applicable bank pursuant to Proper Instructions from the Fund as defined in Section 2.15;

           2) In connection with conversion, exchange or surrender of securities owned by the Fund as set forth in Section 2.2 hereof;

           3) For the payment of any expense or liability incurred by the Fund, including but not limited to the following payments for the account of the Fund: interest, taxes, management, accounting, transfer agent and legal fees, and operating expenses of the Fund whether or not such expenses are to be deferred expenses;

           4) For the payment of any dividends declared pursuant to the governing documents of the Fund;

           5) For payment of the amount of dividends received in respect of securities sold short;

           6) For any other proper purpose, but only upon receipt of, in addition to Proper Instructions, a certified copy of a resolution of the Board of Directors or of the Executive Committee of the Fund signed by an officer of the Fund and certified by its Secretary or an Assistant Secretary, specifying the amount of such payment, setting forth the purpose for which such payment is to be made, declaring such purpose to be a proper purpose, and naming the person or persons to whom such payment is to be made.

 2.8 Liability for Payment in Advance of Receipt of Securities Purchased. Except as specifically stated otherwise in this Contract, in any and every case where payment for purchase of securities for the account of the Fund is made by the Custodian in advance of receipt of the securities purchased in the absence of specific written instructions from the Fund to so pay in advance, the Custodian shall be absolutely liable to the Fund for such _____ received by the Custodian.

 2.9 Appointment of Agents. The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company which is itself qualified under the Investment Company Act of 1940, as amended, to act as a custodian, as its agent to carry out such of the provisions of this Article 2 as the Custodian may from time to time direct; provided, however, that the appointment of any agent shall not relieve the Custodian of its responsibilities or liabilities hereunder.

 2.10 Deposit of Fund Assets in Securities Systems. The Custodian may deposit and/or maintain securities owned by the Fund in a clearing agency registered with the Securities and Exchange Commission under Section 17A of the Securities Exchange Act of 1934, which acts as a securities depository, or in the book-entry system authorized by the U.S. Department of the Treasury and certain federal agencies, collectively referred to herein as "Securities System'" in accordance with applicable Federal Reserve Board and Securities and Exchange Commission rules and regulations, if any, and subject to the following provisions:

           1) The Custodian may keep securities of the Fund in a Securities System provided that such securities are represented in an account ("Account") of the Custodian in the assets of the Custodian other than assets held as a fiduciary, custodian or otherwise for customers;

           2) The records of the Custodian with respect to securities of the Fund which are maintained in a Securities System shall identify by book-entry those securities belonging to the Fund;

           3) The Custodian shall pay for securities purchased for the account of the Fund upon (i) receipt of advice from the Securities System that such securities have been transferred to the Account, and (ii) the making of an entry on the records of the Custodian to reflect such payment and transfer for the account of the Fund. The Custodian shall transfer securities sold for the account of the Fund upon
                (i) receipt of advice from the Securities System that payment for such securities has been transferred to the Account, and (ii) the making of an entry on the records of the Custodian to reflect such transfer and payment for the account of the Fund. Copies of all advices from the Securities System of transfers of securities for the account of ____________ maintained for the Fund by the Custodian and be provided to the Fund at its request. Upon request, the Custodian shall furnish the Fund confirmation of each transfer to or from the account of the Fund in the form of a written advice or notice and shall furnish to the Fund copies of daily transaction sheets reflecting each day's transactions in the Securities System for the account of the Fund.

           4) The Custodian shall provide the Fund with any report obtained by the Custodian on the Securities System's accounting system, internal accounting control and procedures for safeguarding securities deposited in the Securities System;

           5) The Custodian shall have received the initial or annual certificate, as the case may be, required by Article 9 hereof;

           6) Anything to the contrary in this Contract notwithstanding, the Custodian shall be liable to the Fund for any loss or damage to the Fund resulting from use of the Securities System by reason of any negligence, misfeasance or misconduct of the Custodian or any of its agents or of any of its or their employees or from failure of the Custodian or ____________ as it may have against the Securities System; at the election of the Fund, it shall be entitled to be subrogated to the rights of the Custodian with respect to any claim against the Securities System or any other person which the Custodian may have as a consequence of any such loss or damage if and to the extent that the Fund has not been made whole for any such loss or damage.

 2.10A Fund Assets Held in the Custodian's Direct Paper System. The Custodian may deposit and/or maintain securities owned by the Fund in the Direct Paper System of the Custodian subject to the following provisions:

           1) No transaction relating to securities in the Direct Paper System will be effected in the absence of Proper
                Instructions;

           2) The Custodian may keep securities of the Fund in the Direct Paper System only if such securities are represented in an account ("Account") of the Custodian in the Direct Paper System which shall not include any assets of the Custodian other than assets held as a fiduciary, custodian or otherwise for customers;

           3) The records of the Custodian with respect to securities of the Fund which are maintained ___________ securities belonging to the Fund;

           4) The Custodian shall pay for securities purchased for the account of the Fund upon the making of an entry on the records of the Custodian to reflect such payment and transfer of securities to the account of the Fund. The Custodian shall transfer securities sold for the account of the Fund upon the making of an entry on the records of the Custodian to reflect such transfer and receipt of payment for the account of the Fund;

           5) The Custodian shall furnish the Fund confirmation of each transfer to or from the account of the Fund, in the form of a written advice or notice, of Direct Paper on the next business day following such transfer and shall furnish to the Fund copies of daily transaction sheets reflecting each day's transaction in the Securities System for the account of the Fund;

           6) The Custodian shall provide the Fund with any report on its system of internal accounting control as the Fund may reasonably request from time to time.

 2.11 Segregated Account.  __________________________________ instructions establish and maintain a segregated account or accounts for and on behalf of the Fund, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to Section 2.10 hereof, (i) in accordance with the provisions of any agreement among the Fund, the Custodian and a broker-dealer registered under the Exchange Act and a member of the NASD (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund, (ii) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Fund or commodity futures contracts or options thereon purchased or sold by the Fund, (iii) for the purposes of compliance by the Fund with the procedures required by Investment Company Act Release No. 10666, or any subsequent release or releases of the Securities and Exchange Commission relating to the maintenance of segregated accounts by registered investment companies and (iv) for other proper corporate purposes, but only, in the case of clause (iv), ___________________________ copy of a resolution of the Board of Directors or of the Executive Committee signed by an officer of the Fund and certified by the Secretary or an Assistant Secretary, setting forth the purpose or purposes of such segregated account and declaring such purposes to be proper corporate purposes.

 2.12 Ownership Certificates for Tax Purposes. The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to securities of the Fund held by it and in connection with transfers of securities.

 2.13 Proxies. The Custodian shall, with respect to the securities held hereunder, cause to be promptly executed by the registered holder of such securities, if the securities are registered otherwise than in the name of the Fund or a nominee of the Fund, all proxies, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the Fund such proxies, all proxy soliciting materials and all notices relating to such securities.

 2.14 Communications Relating to Fund Portfolio Securities. Subject to the provisions of Section 2.3, the Custodian shall transmit promptly to the Fund all written information (including, without limitation, pendency of calls and maturities of securities and expirations of call and put options written by the Fund and the maturity of futures contracts purchased or sold by the Fund) received by the Custodian from issuers of the securities being held for the Fund. With respect to tender or exchange offers, the Custodian shall transmit promptly to the Fund all written information received by the Custodian from issuers of the securities whose tender or exchange is sought and from the party (or his agents) making the tender or exchange offer. If the Fund desires to take action with respect to any tender offer, exchange offer or any other similar transaction, the Fund shall notify the Custodian at least three business days prior to the date on which the Custodian is to take such action.

 2.15 Proper Instructions.  Proper Instructions as used throughout this
 Article 2 means a writing signed or initialled by one or more person or persons as the Board of Directors shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Fund shall cause all oral instructions to be confirmed in writing. Upon receipt of a certificate authorization by the Board of Directors of the Fund accompanied by a detailed description of procedures approved by the Board of Directors, Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Board of Directors and the Custodian are satisfied that such procedures afford adequate safeguards for the Fund's assets. For purposes of this Section, Proper Instructions shall include instructions received by the Custodian pursuant to any three-party agreement which requires a segregated asset account in accordance with
 Section 2.11.

 2.16 Actions Permitted without Express Authority. The Custodian may in its discretion, without express authority from the Fund:

           1) make payments to itself or others for minor expenses of handling securities or other similar items relating to its duties under this Contract, provided that all such payments shall be accounted for to the Fund;

           2) surrender securities in temporary form for securities in definitive form;

           3) endorse for collection, in the name of the Fund, checks, drafts and other negotiable instruments; and ______ in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Fund except as otherwise directed by the Board of Directors of the Fund.

 2.17 Evidence of Authority. The Custodian shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper believed by it to be genuine and to have been properly executed by or on behalf of the Fund. The Custodian may receive and accept a certified copy of a vote of the Board of Directors of the Fund as conclusive evidence (a) of the authority of any person to act in accordance with such vote or (b) of any determination or of any action by the Board of Directors pursuant to the Articles of Incorporation as described in such vote, and such vote may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary.

 3. Duties of Custodian with Respect to the Books of Account and Calculation of Net Asset Value and Net Income

      The Custodian shall cooperate with and supply necessary information to the entity or entities appointed by the Board of Directors of the Fund to keep the books of account of the Fund and/or compute the net asset value per share of the outstanding _______________ and/or compute such net asset value per share. If so directed, the Custodian shall also calculate weekly the net income of the Fund as described in the Fund's currently effective prospectus and shall advise the fund and the Transfer Agent weekly of the total amounts of such net income and, if instructed in writing by an officer of the Fund to do so, shall advise the Transfer Agent periodically of the division of such net income among its various components. The calculations of the net asset value per share and the weekly income of the Fund shall be made at the time or times described from time to time in the Fund's currently effective prospectus.

 4.   Records

      The Custodian shall create and maintain all records relating to its activities and obligations under this Contract in such manner as will meet the obligations of the Fund under the Investment Company Act of 1940, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the Fund and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents the Fund and employees and agents of the Securities and Exchange Commission. The Custodian shall, at the Fund's request, supply the Fund with a tabulation of securities owned by the Fund and held by the Custodian and shall, when requested to do so by Fund and for such compensation as shall be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations.

 5.   Opinion of Fund's Independent Accountant

      The Custodian shall take all reasonable action, as the Fund may from time to time request, to obtain from year to year favorable opinions from the Fund's independent accountants with respect to its activities hereunder in connection with the preparation of the Fund's Form N-2 and Form N-SAR or other annual reports to the Securities and Exchange Commission and with respect to any other requirements of such Commission.

 6.   Reports to Fund by Independent Public Accountants.

      The Custodian shall provide the Fund, at such times as the Fund may reasonably require, with reports by independent public accountants on the accounting system, internal accounting control and procedures for safeguarding securities, futures contracts and options on futures contracts, including securities deposited and/or maintained in a Securities System, relating to the services provided by the Custodian under this Contract; such reports shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Fund to provide reasonable insurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

 7.   Compensation of Custodian.

      The Custodian shall be entitled to reasonable compensation for its services and expenses as Custodian, as agreed upon from time to time between the Fund and the Custodian.

 8.   Responsibility of Custodian

      So long as and to the extent that it is in the exercise ____________________ or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Contract and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties, including any futures commission merchant acting pursuant to the terms of a three-party futures or options agreement. The Custodian shall be held to the exercise of reasonable care in carrying out the provisions of this Contract, but shall be kept indemnified by and shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence. It shall be entitled to rely on and may act upon-advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

      If the Fund requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the opinion of the Custodian, result in the Custodian or its nominee assigned to the Fund being reliable for the payment of money or incurring liability of some form, the Fund, as a prerequisite to requiring the Custodian to take such action, shall provide indemnity to the Custodian in an amount and form satisfactory to it.

      If the Fund requires the Custodian, its affiliates, subsidiaries or agents, to advance cash or securities for any purpose (including but not limited to securities settlements, _______________________ its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Contract, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Fund shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of the Fund assets to the extent necessary to obtain reimbursement.

 9.   Effective Period, Termination and Amendment

      This Contract shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than thirty (30) days after the date of such delivery or mailing; provided, however that the Custodian shall not act under Section
 2.10 hereof in the absence of receipt of an initial certificate of the Secretary or an Assistant Secretary that the Board of Directors of the Fund has approved the initial use of a particular Securities System and the receipt of an annual certificate of the Secretary or an Assistant Secretary that the Board of Directors has reviewed the use by the Fund of such Securities System, as required in each case by Rule 17f-4 under _________________ shall not act under Section 2.10A hereof in the absence of receipt of an initial certificate of the Secretary or an Assistant Secretary that the Board of Directors has approved the initial use of the Direct Paper System and the receipt of an annual certificate of the Secretary or an Assistant Secretary that the Board of Directors has reviewed the use by the Fund of the Direct Paper System; provided further, however, that the Fund shall not amend or terminate this Contract in contravention of any applicable federal or state regulations, or any provision of the Articles of Incorporation, and further provided, that the Fund may at any time by action of its Board of Directors (i) substitute another bank or trust company for the Custodian by giving notice as described above to the Custodian, or (ii) immediately terminate this Contract in the event of the appointment of a conservator or receiver for the Custodian by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

      Upon termination of the Contract, the Fund shall pay to the Custodian such compensation as may be due as of the date of such termination and shall likewise reimburse the Custodian for its costs, expenses and disbursements.

 10.  Successor Custodian

      If a successor custodian shall be appointed by the Board of Directors of the Fund, the Custodian shall, upon termination, deliver to such successor custodian at the office of the _________ then held by it hereunder and shall transfer to an account of the successor custodian all of the Fund's securities held in a Securities System.

      If no such successor custodian shall be appointed, the Custodian shall, in like manner, upon receipt of a certified copy of a vote of the Board of Directors of the Fund, deliver at the office of the Custodian and transfer such securities, funds and other properties in accordance with such vote.

      In the event that no written order designating a successor custodian or certified copy of a vote of the Board of Directors shall have been delivered to the Custodian on or before the date when such termination shall become effective, then the Custodian shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the Investment Company Act of 1940, doing business in Boston, Massachusetts, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $25,000,000, all securities, funds and other properties held by the Custodian and all instruments held by the Custodian relative thereto and all other property held by it under this Contract and to transfer to an account of such successor custodian all of the Fund's securities held in any Securities System. Thereafter, such bank or trust company shall be the successor of the Custodian under this Contract.

      In the event that securities, funds and other properties remain in the possession of the Custodian after the date of _____________________ referred to or of the Board of Directors to appoint a successor custodian, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian retains possession of such securities, funds and other properties and the provisions of this Contract relating to the duties and obligations of the Custodian shall remain in full force and effect.

 11.  Interpretive and Additional Provisions

      In connection with the operation of this Contract, the Custodian and the Fund may from time to time agree on such provisions interpretive of or in addition to the provisions of this Contract as may in their joint opinion be consistent with the general tenor of this Contract. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Articles of Incorporation of the Fund. No interpretive or additional provisions made as provided in the preceding sentence will be deemed to be an amendment of this Contract.

 12.  Massachusetts Law to Apply

      This Contract shall be construed and the provisions hereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

 13.  Prior Contracts

      This Contract supersedes and terminates, as of the date hereof, all prior contracts between the Fund and the Custodian relating to the custody of the Fund's assets.

      IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative
 and its seal to be hereunder affixed as of the             day of
                 1992.


 ATTEST                             THE BLACKROCK INVESTMENT QUALITY
                                      MUNICIPAL TRUST INC.



 ______________________             By _______________________________


 ATTEST                             STATE STREET BANK AND TRUST COMPANY


 _______________________            By_______________________________
  Assistant Secretary                 Senior Vice-President



              _____________________________ _________ Schedule
                       BLACKROCK FINANCIAL MANAGEMENT


 BlackRock Income Trust

 BlackRock High Income Fund         BlackRock Strategic Term Trust

 BlackRock Advantage Term Trust     BlackRock 1998 Term Trust

 BlackRock Target Term Trust        BlackRock Municipal Target Term Trust

 BlackRock FNMA Fund                BlackRock Freddie MAC Fund

 BlackRock Insured Municipal        BlackRock North American Gov't
   Term Trust                         Income Trust

 BlackRock Investment Quality Term  The BFM Institutional Trust Inc.

 Trust                              The BlackRock 2001 Term Trust

 The BlackRock Insured Municipal    The BlackRock New York Insured
   2008 Term Trust Inc.               Municipal 2008 Term Trust Inc.

 The BlackRock California Insured   The BlackRock Florida Insured Municipal
   Municipal 2008 Term Trust Inc.     2008 Term Trust Inc.

 BFM Libor Mortgage Fund            The BlackRock Investment Quality Municipal
                                      Trust Inc.

                                    The BlackRock 1999 Term Trust Inc.


 I.   ADMINISTRATION

      A. Custody Service - Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Maintain investment ledgers, provide selected portfolio transactions, position and income reports.

           The administration fees shown below are annual charges, billed and payable monthly.


                                ANNUAL FEES

 FUND NET ASSETS                              ANNUAL FEES
 ---------------                              -----------

 First $500 Million                           3 BP

 Next $500 Million                            1.75 BP

 Next $1 Billion                              1.3 BP

 Excess                                       1.25 BP

 These fees will take the total domestic assets of all the above BFM portfolios into account.

 B.   Global Custody Service

 Services provided include: Security and Cash Movements through Subcustodian network, Foreign Communication, Foreign Exchange (local currency settlements).

                                             ANNUAL FEES
                                             -----------

                                             Canada 10BP

 II.  FUND ACCOUNTING SERVICE

      Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate net asset value weekly (daily for the BFM Institutional Trust). Provide selected general ledger reports. Securities yield or market value quotations will be provided to State Street by the fund.


      First $250M                        $15,000 per fund
      Excess $250M - $750M               $15,000 per fund
      Excess $750M                       .25 BP


 III. PORTFOLIO TRADES - FOR EACH LINE ITEM PROCESSED

      State Street Bank Repos                   $  7.00

      New York Physical Settlements             $ 25.00

      Maturity Collections                      $  8.00

      Fed Book Entry Settlements                $ 12.00

      Canadian Transactions                     $ 30.00

      All Other Trades                          $ 16.00


 IV.  OPTIONS

      Option charge for each option written
      or closing contract, per issue, per
      broker                                    $ 25.00

      Option expiration charge, per issue,
      per broker                                $ 15.00

      Option exercised charge, per issue,
      per broker                                $ 15.00


 V.   LENDING OF SECURITIES

      Deliver loaned securities versus cash
      collateral                                $ 20.00

      Deliver loaned securities versus
      securities collateral                     $ 30.00

      Receive/deliver additional cash
      collateral                                $  6.00

      Substitutions of securities collateral    $ 30.00

      Deliver cash collateral versus receipt
      of loaned securities                      $ 15.00

      Deliver securities collateral versus
      receipt of loaned securities              $ 25.00

      Loan administration - mark-to-market
      per day, per loan                         $  3.00


 VI.  ___________________________

      Transactions -- no security movement      $ 10.00


 VII. HOLDINGS CHARGE

      For each issue maintained -- monthly
      charge                                    $  5.00


 VIII.  PRINCIPAL REDUCTION PAYMENTS

      Paydown on Government Securities, per
      paydown                                   $  8.00


 IX.  SPECIAL SERVICES

      Fees for activities such as fund consolidations or reorganization, extraordinary security shipments, the preparation of special reports, daily fund pricing and quotes from sources other than BFM will be subject to negotiation.


 X.   OUT-OF-POCKET-EXPENSES

      A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

      Telephone
      Wire Charges ($5.25 per wire in and $5.00 out)
      Postage and Insurance
      Courier Service
      Duplicating
      Legal Fees
      Supplies Related to Fund Records
      Rush Transfer -- $8.00 Each
      Transfer Fees
      Sub-custodian Charges
      Price Waterhouse Audit Letter
      Federal Reserve Fee for Return Check Items over $2,500 -- $4.25 GNMA Transfer -- $15.00 Each


 XI.  This fee schedule will be effective September 1, 1991.

 BLACKROCK FINANCIAL MANAGEMENT     STATE STREET BANK & TRUST CO.

 BY: __________________________     BY: ___________________________

 TITLE:________________________     TITLE: ________________________

 DATE:_________________________     DATE: _________________________




                             TABLE OF CONTENTS

                                                                        PAGE

 1. Employment of Custodian and Property to be Held By It   . . . . . . . 1

2. Duties of the Custodian with Respect to Property of the Fund
   Held By the Custodian   . . . . . . . . . . . . . . . . . . . . . . .  1
    2.1   Holding Securities  . . . . . . . . . . . . . . . . . . . . . . 1
    2.2   Delivery of Securities  . . . . . . . . . . . . . . . . . . . . 2
    2.3   Registration of Securities  . . . . . . . . . . . . . . . . . . 4
    2.4   Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . 5
    2.5   Availability of Federal Funds . . . . . . . . . . . . . . . . . 5
    2.6   Collection of Income  . . . . . . . . . . . . . . . . . . . . . 5
    2.7   Payment of Fund Monies  . . . . . . . . . . . . . . . . . . . . 6
    2.8   Liability for Payment in Advance of Receipt of Securities
           Purchased. . . . . . . . . . . . . . . . . . . . . . . . . . . 7
    2.9   Appointment of Agents . . . . . . . . . . . . . . . . . . . . . 7
    2.10  Deposit of Fund Assets in Securities Systems  . . . . . . . . . 8
    2.10A Fund Assets Held in the Custodian's Direct Paper System . . . . 9
    2.11  Segregated Account  . . . . . . . . . . . . . . . . . . . . .  10
    2.12  Ownership Certificates for Tax Purposes . . . . . . . . . . .  11
    2.13  Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    2.14  Communications Relating to Fund Portfolio Securities  . . . .  11
    2.15  Proper Instructions . . . . . . . . . . . . . . . . . . . . .  11
    2.16  Actions Permitted without Express Authority . . . . . . . . .  12
    2.17  Evidence of Authority . . . . . . . . . . . . . . . . . . . .  12

 3. Duties of Custodian with Respect to the Books of Account and
    Calculation of Net Asset Value and Net Income . . . . . . . . . . .  13

 4. Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

 5. Opinion of Fund's Independent Accountant  . . . . . . . . . . . . .  13

 6. Reports to Fund by Independent Public Accountants . . . . . . . . .  14

 7. Compensation of Custodian . . . . . . . . . . . . . . . . . . . . .  14

 8. Responsibility of Custodian . . . . . . . . . . . . . . . . . . . .  14

 9. Effective Period, Termination and Amendment . . . . . . . . . . . .  15

 10. Successor Custodian  . . . . . . . . . . . . . . . . . . . . . . .  16

 11. Interpretive and Additional Provisions   . . . . . . . . . . . . .  17

 12. Massachusetts Law to Apply . . . . . . . . . . . . . . . . . . . .  17

 13. Prior Contracts  . . . . . . . . . . . . . . . . . . . . . . . . .  18